Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Echo Healthcare Acquisition Corp. 8000 Towers Crescent Dr., Ste. 1300 Vienna, VA 22182 OTCBB: EHHAU.OB

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Joel Kanter	Moira Conlon
President	General Information
(703) 760-7888	(310) 854-8311
jkanter@echohealthcare.com	mconlon@financialrelationsboard.com

FOR IMMEDIATE RELEASE

ECHO HEALTHCARE ANNOUNCES EXERCISE OF
OVER-ALLOTMENT OPTION

Vienna, Virginia, March 27, 2006 - Echo Healthcare Acquisition Corp. (OTCBB: EHHAU.OB) today announced that the underwriters of its initial public offering have exercised their over-allotment option to purchase an additional 937,500 units of Echo Healthcare Acquisition Corp. at $8.00 per unit for a total of $7,500,000, of which $7,167,000 will be placed in the company’s trust account. Each unit consists of one share of common stock and one warrant. This exercise and purchase by the underwriters will bring Echo Healthcare Acquisition Corp.’s initial public offering to 7,187,500 units for a total of $57,500,000.

Echo Healthcare Acquisition Corp. is a blank check company recently formed for the purposes of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more domestic or international operating businesses in the healthcare industry.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, NY 10020.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Echo Healthcare Acquisition Corp., nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.
The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.